EXHIBIT:  99.2

November 10, 2010

Dear Shareholders and Employees,

I am writing to you today to inform you that I plan to retire as First Northern Bank’s President and CEO at the end of the year.   I had originally intended to retire at the age of 65, however the economic recession created all sorts of unexpected events that delayed my plans.  While I am retiring at the end of the year, I will remain on the Company’s Board of Directors, and I plan to stay active in the industry.

It’s hard to imagine that 39 years have passed since I began my employment at First Northern Bank as a management trainee. With all of the technologic advances, the immense regulatory changes and increased oversight, our country’s history-setting economic cycles, the increasing competitive forces from not only banks, but non-bank players and virtual banks as well, I would venture to say that my career has been very full…professionally challenging and personally satisfying.  I can’t tell you how fulfilling it’s been to have a position that has allowed me to interface with such a variety of successful business leaders, government legislators, new business start-ups, and community groups that are passionate about their missions.  But what I will miss most is my daily interaction with one of the most dedicated and talented senior management teams.  I will be forever grateful for their tireless commitment to the Company’s vision and their unwavering focus on building shareholder value.  Frankly, I will miss every single employee;  I am so proud of the accomplishments our staff has achieved over the years, and it’s been truly satisfying watching people blossom in their careers.

I would also like to make another important announcement.  The Board of Directors has chosen Louise Walker, First Northern’s Senior Executive Vice President and Chief Financial Officer to be my successor as President and CEO upon my retirement.  Louise and I have worked together in tandem for the past 21 of her 31 years at the Bank, and I am confident and excited about turning my position over to such a capable and energetic leader.  Louise has been an integral part of the Bank’s growth and success as well as in developing the Company’s culture;  her banking and leadership experience is vast and includes positions at the front line in the branch and management of the information technology teams and all operational areas of the Bank.  For the past 14 years, as Chief Financial Officer, her responsibilities were expanded to include the management oversight of the human resources, accounting, finance, risk management and compliance departments.  Louise is more than ready to take the baton from me and run with it.  Louise is an unrepentant overachiever with depth of knowledge, integrity, good judgment, intellectual capacity, an incredible work ethic and a burning desire for achievement and results.

As always, please feel free to contact Louise or me on our direct lines at (707) 678-7853 or (707) 678-7852 respectively.  We welcome the opportunity to talk with the members of our First Northern family.

Sincerely,

Owen J. Onsum
President/CEO